UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2022

Mednax, Inc.

(Exact name of Registrant as Specified in Its Charter)

Florida	001-12111	26-3667538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Concord Terrace
Sunrise, Florida		33323
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 954 384-0175

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	MD	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Senior Notes Issuance

On February 11, 2022, Mednax, Inc., a Florida corporation (the “Company”), issued $400 million aggregate principal amount of 5.375% senior unsecured notes due 2030 (the “Notes”) pursuant to the Company’s existing base indenture, dated December 8, 2015, (as supplemented and amended prior to the date hereof, the “Base Indenture”), as further supplemented by the Seventh Supplemental Indenture, dated February 11, 2022 (the “Seventh Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Company, U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and certain of the Company’s subsidiaries and affiliates as guarantors (the “Guarantors”).

The net proceeds received by the Company from the sale of the Notes was approximately $394.5 million, after deducting discounts and estimated offering expenses payable by the Company, and was used, along with approximately $350 million received under the Credit Agreement (as defined below) and cash on hand, to redeem all of the Company’s outstanding 6.250% Senior Notes due 2027.

The Notes are senior unsecured obligations of the Company and are guaranteed on a senior unsecured basis by the Guarantors. The Notes mature on February 15, 2030, and interest on the Notes will accrue at the rate of 5.375% per annum, payable semiannually in cash on February 15 and August 15 of each year, with an initial interest payment on August 15, 2022.

At any time prior to February 15, 2025, the Company may redeem all or any part of the Notes, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus the applicable “make-whole” premium and accrued and unpaid interest to (but not including) the redemption date. On or after February 15, 2025, the Company may redeem all or a part of the Notes upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to (but not including) the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Period	Redemption Price
2025	102.688%
2026	101.344%
2027 and thereafter	100.000%

In addition, before February 15, 2025, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at a redemption price equal to 105.375% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on the Notes redeemed, to (but not including) the applicable redemption date.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided that upon the occurrence of a change in control of the Company (as defined in the Indenture), each holder will have the right to require the Company to repurchase all or any part of that holder’s Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to (but not including) the date of purchase.

The Indenture, among other things, limits the Company’s and its subsidiaries’ ability to (1) incur liens and (2) enter into sale and lease-back transactions, and also limits the Company’s and the Guarantors’ ability to merge or dispose of all or substantially all of their assets, in all cases, subject to a number of customary exceptions. The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), including nonpayment, breach of covenants in the Indenture, payment defaults, a failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee or holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal of and premium, if any, and accrued interest, if any, on the Notes to be due and payable immediately.

The Notes were sold to certain initial purchasers (the “Initial Purchasers”) in a private offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes are expected to be resold by the Initial Purchasers in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes may not be reoffered or resold in the United States absent registration or an applicable exemption from applicable registration requirements.

Senior Unsecured Credit Agreement

Also on February 11, 2022 (the “Credit Agreement Closing Date”), the Company entered into Amendment No. 4 to Credit Agreement (the “Amendment”), by and among the Company, the Guarantors, Bank of America, N.A. as the administrative agent, and the several banks and other financial institutions party thereto as lenders. The Amendment amends and restates in its entirety that certain Credit Agreement, dated as of October 30, 2017, as amended by Amendment No. 1 to Credit Agreement, dated as of November 21,

2018, Amendment No. 2 to Credit Agreement, dated as of March 28, 2019, and Amendment No. 3 to Credit Agreement, dated as of March 25, 2020 (as amended by the Amendment, the “Credit Agreement”), by and among the Company, JP Morgan Chase Bank, N.A., as administrative agent, the Guarantors and the lenders and other parties thereto, in order to, among other things, (i) refinance the prior unsecured revolving credit facility with a $450 million unsecured revolving credit facility, including a $37.5 million sub-facility for the issuance of letters of credit (“the Revolving Credit Line”), and a new $250 million term A loan facility (the “Term A Loan”) and (ii) remove JPMorgan Chase Bank, N.A. as administrative agent, and appoint Bank of America, N.A. as the administrative agent for the lenders under the Credit Agreement.

In addition, the Company may increase the principal amount of the Revolving Credit Line or incur additional term loans under the Credit Agreement in an aggregate principal amount such that on a pro forma basis after giving effect to such increase or additional term loans, the Company is in compliance with the financial covenants, subject to the satisfaction of specified conditions and additional caps in the event that the Credit Agreement is secured.

The Credit Agreement matures on February 11, 2027 (the “Maturity Date”) and is guaranteed on an unsecured basis by the Guarantors. The Term A Loan will amortize in equal quarterly installments, commencing with the second quarter of 2022, in an aggregate annual amount equal to 5.0% per annum until the third anniversary of the Credit Agreement Closing Date, 7.5% per annum after the third anniversary of the Credit Agreement Closing Date until the fourth anniversary of the Credit Agreement Closing Date and 10.0% per annum after the fourth anniversary of the Credit Agreement Closing Date and prior to the Maturity Date, with the remaining outstanding balance due on the Maturity Date. The Company may voluntarily prepay outstanding loans under the Revolving Credit Line or Term A Loan at any time without premium or penalty subject to customary “breakage” costs.

At the Company’s option, borrowings under the Credit Agreement bear interest at (i) the Alternate Base Rate (defined as the highest of (a) the prime rate as announced by Bank of America, N.A., (b) the Federal Funds Rate plus 0.50% and (c) Term SOFR for an interest period of one month plus 1.00% with a 1.00% floor) plus an applicable margin rate of 0.50% for the first two fiscal quarters after, and thereafter at an applicable margin rate ranging from 0.125% to 0.750% based on the Company’s consolidated net leverage ratio or (ii) Term SOFR rate (calculated as the Secured Overnight Financing Rate published on the applicable Reuters screen page plus a spread adjustment of 0.10%, 0.15% or 0.25% depending on if the Company selects a one-month, three-month or six-month interest period, respectively, for the applicable loan with a 0% floor), plus an applicable margin rate of 1.50% for the first two full fiscal quarters, and thereafter at an applicable margin rate ranging from 1.125% to 1.750% based on the Company’s consolidated net leverage ratio. The Credit Agreement also provides for other customary fees and charges, including an unused commitment fee with respect to the Revolving Credit Line ranging from 0.150% to 0.200% of the unused lending commitments under the Revolving Credit Line, based on the Company’s consolidated net leverage ratio.

The Credit Agreement contains customary covenants and restrictions, including covenants that require the Company to maintain a minimum interest coverage ratio, a maximum consolidated total net leverage ratio and to comply with laws, and restrictions on the ability to pay dividends, incur indebtedness or liens and make certain other distributions subject to baskets and exceptions, in each case, as specified therein. The Credit Agreement includes various customary remedies for the lenders following an event of default, including the acceleration of repayment of outstanding amounts under the Credit Agreement.

The foregoing summary of the Notes and the Indenture and the Credit Agreement are subject to, and qualified in their entirety by, the full text of the Notes, the Base Indenture, the Seventh Supplemental Indenture and the Amendment, which are attached hereto as Exhibit 4.1, Exhibit 4.2, Exhibit 4.3 and Exhibit 10.1 respectively, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On February 14, 2022, the Company issued a press release announcing the sale of the Notes and the entrance into the Amendment, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information furnished in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Form of 5.375% Senior Notes due 2030 (incorporated by reference to Exhibit A of the Seventh Supplemental Indenture filed as Exhibit 4.3 to this Current Report on Form 8-K).

4.2

Base Indenture, dated as of December 8, 2015, by and between Mednax, Inc. and U.S. Bank National Association (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on December 8, 2015).

4.3	Seventh Supplemental Indenture, dated as of February 11, 2022, by and among Mednax, Inc., certain of the Company’s subsidiaries and affiliates and U.S. Bank Trust Company, National Association.

10.1†

Amendment No.4, dated as of February 11, 2022, to the Credit Agreement, dated as of October 30, 2017, by and among Mednax, Inc., certain of its domestic subsidiaries from time to time party thereto as guarantors, the lenders party thereto and Bank of America, N.A., as Administrative Agent.

99.1	Press Release of Mednax, Inc. dated February 14, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Mednax, Inc.

Date:	February 14, 2022	By:	/s/ C. Marc Richards
C. Marc Richards Chief Financial Officer